Exhibit 99.2

Conference Call Transcript

November 12, 2012

9:00 A.M. CST

Matador Resources Company Participants:

Joseph Wm. Foran: Founder, Chairman, Chief Executive Officer and President

David F. Nicklin: Executive Director—Exploration

David E. Lancaster: Executive Vice President, Chief Operating Officer and Chief Financial Officer

Matthew V. Hairford: Executive Vice President – Operations

Ryan London: Senior Completion Engineer, Eagle Ford Asset Manager

Presentation

Operator: Good morning, ladies and gentlemen. Welcome to the third quarter 2012 Matador Resources Company earnings conference call. My name is Erin, and I will be your operator for today. At this time, all participants are in a listen-only mode. We will facilitate a question and answer session toward the end of the conference. As a reminder, this call is being recorded for replay purposes and the replay will be available through Wednesday, November 21, 2012 as discussed and described in the Company’s earnings release this morning.

Some of the presenters today will refer to certain non-GAAP financial measures regularly used by Matador Resources in measuring the Company’s financial performance. Reconciliations of such non-GAAP financial measures with the comparable financial measures calculated in accordance with the GAAP are contained at the end of the Company’s earnings release.

As a reminder, certain statements included in this morning’s presentation may be forward-looking and reflect the Company’s current expectations or forecasts of future events based on the information that is now available. Please refer to the forward-looking statement in the Company’s earnings release for more information.

I would now like to turn the call over to Joe Foran, Chairman, President and CEO. You may proceed.

Joe Foran: Thank you, Erin. Good morning, everybody. This is Joe Foran, and I’m joined by the senior staff of Matador, including David Lancaster, Chief Operating Officer; David Nicklin, Executive Head of Exploration and Matt Hairford, Head of Operations.

As a brief introduction, Matador has been in business over 25 years in one form or another, and we have operated on a few simple principles, first, an excellent technical staff and board, good properties in good neighborhoods and financial discipline. 2012 has been about our development of our Eagle Ford acreage and increasing the oil profile of the Company.

The third quarter was a good step along that path. We are now about 80% oil by revenue. We have a two-rig drilling program in the Eagle Ford and our technical team has continued to cut drilling and completion costs while improving the performance of our wells. This has been accomplished through improvements in geosteering, reduced chokes and maintenance of bottom hole pressures, improvements in our frac design, including the use of zipper-fracs. If you look at the data we released earlier this year with our IP rates along with various choke sizes and well pressures, we think this information really attests to a very strong well performance and operating practices.

Some of the engineering choices have had the effect over the course of the year of our bringing the production online more slowly, as you know, than we had thought in the beginning of the year. But this is just a delay of production and not lost production.

More important, and as further testimony to that, I am happy to report that our oil production as of this morning is over 5000 barrels a day, which, as many of you know, is a very exciting milestone for the Company and an important target we wanted to achieve this year. So, all in all, we are very happy with the evolution of the Eagle Ford development plan.

It’s also important to remember, we believe, that we have an important gas bank in our 5800 net acres in the tier one part of the Haynesville and about 10,000 acres in the north Louisiana part of the Cotton Valley. All this acreage is HBP, which gives the Company a very meaningful exposure to higher gas prices.

In terms of financial prudence, we announced during the quarter an expanded bank borrowing facility. We have no expensive debt on our balance sheet and expect to continue to spend within our cash flow plus growth in our bank facility. For 2013, we are expecting CapEx to be modestly lower than 2012. We have announced an analyst day for the Company on December 6 and we look forward to sharing details of our 2013 plan at that point.

Finally, on the acreage front, we have added about 2900 acres in the Delaware Basin to increase our net acreage to roughly 15,000 gross, 7500 acres net. For more information, we are releasing today an updated investor presentation for your reference.

With that, let’s open the floor to questions. Erin?

Q&A Session

Operator: (Operator instructions) William Butler, Stephens.

William Butler: Good job on oil production, guys. Can you all maybe elaborate a little bit more on what EOG is doing on your Atascosa acreage? Is there any update you all can provide on that?

Joe Foran: David Nicklin, you’re probably in the best position to answer that question. David is our Executive Head of Exploration.

David Nicklin: Yes, we do have a forward notice from EOG that before the end of this year they plan on spudding a horizontal well in the Buda within the Atascosa acreage. We are excited about that. It is a play we are very interested in and we look forward to moving forward with that.

William Butler: Okay. Is that an area that you all think would have prospectivity for the Pearsall? Are there any plans for you or EOG Resources there? Maybe can you speak a little more broadly regarding the Pearsall on you all’s total acreage?

David Nicklin: Joe, would you like me to take that?

Joe Foran: Yes, why don’t you continue?

David Nicklin: With regard to the Atascosa acreage, in particular, EOG have been doing a series of Pearsall wells and they have informed us that they are interested in Atascosa from the standpoint of the Pearsall, but they have a couple of other locations just outside of the Atascosa acreage to the south and they plan to drill those first before they finalize a location within the Atascosa acreage. So we are very interested in the Pearsall. We are watching it and studying it. There’s quite a number of wells being drilled in and around our existing acreage where we do have Pearsall rights. So we — more in particular, our Martin Ranch area — there are wells permitted around the Martin Ranch area, and the Martin Ranch area is just to the south of some of the more promising liquids-rich production from the Pearsall.

So we have done regional studies and we are very intrigued and interested. We are not under any pressure to drill immediately, so we will continue to watch the play as it evolves.

Joe Foran: Thank you, David. That’s a good response. I don’t have anything to add to that, William, unless you have a follow-up to that.

William Butler: No, I will hop back in the queue.

Operator: Yiktat Fung, Jefferies & Co.

Yiktat Fung: My first question — I was just wondering if you could give us a little bit more color on the 2013 CapEx and how that is going to be allocated. Specifically, I’m interested in whether there will be a significant amount allocated to Haynesville now that gas prices have rebounded.

Joe Foran: We’re going to really go into that on analyst day, and I don’t want to try to jump the gun. The biggest I would say all about the gas prices is the Haynesville is HBP, so there’s no rush to get there. And it’s largely dependent on prices in the investor presentation that we are releasing later today. We show some sensitivities of the Haynesville to gas prices and to production cost, and we are certainly getting within range where it’s starting to look attractive. But we will go into any plans for the Haynesville on analyst day, but that’s about all I can say at this time.

Yiktat Fung: Okay, and I guess just one more from me — what are your current thoughts for the Zavala acreage now that you have tested all those different horizons and your results haven’t been as exciting as they could be, I guess?

Joe Foran: The Zavala acreage was never critical. The critical part of our Eagle Ford development was across that 9000-foot contour. And we have drilled that and then, obviously, very pleased with all those results.

The Zavala was taken as exploration acreage. It’s a little more up-dip in a more shallow horizon. So you don’t have the benefit of geo-pressure. It’s a more shallow depth. The oil is in place there, and on the one Eagle Ford test that we drilled there, it’s going to make probably 100,000 barrels EUR, and a BOE equivalent. But that’s a lot to work with, but that’s not like as strong as our other Eagle Ford performance. That block of acreage is HBP, all rights, all depths, so we have plenty of time to look at it and study it. But there is oil there, and as you look at activity and look at the investor presentation that will be out today, you can see it’s a very active area and other people are drilling. And so I think it still shows promise in the Eagle Ford, but it’s at a different level than the rest of our Eagle Ford acreage.

Yiktat Fung: Thank you so much; I’ll hop back in the queue.

Operator: (Operator instructions) Brian Corales, Howard Weil.

Brian Corales: In terms of Eagle Ford costs, can you maybe just talk about what you are seeing maybe trending down and maybe a guesstimate for what your future AFEs are going to be for 2013, maybe by LaSalle and in the DeWitt area?

Joe Foran: Ryan, would you like to take this?

Ryan London: Yes. Right now, our Eagle Ford costs are in the — on a normalized basis in our LaSalle area, it’s the $7 million to $7.5 million range. And in the east, it kind of breaks out in two different costs. You have your deeper, high-pressure, higher temperature wells that are in the $10 million cost with resin-coated sand and the third string of casing. On the shallower side of our eastern acreage, it’s in the $8.5 million to $9 million range. And 2013 looks — it’s going to start off around the same, and maybe as we shave a little bit more here and there, maybe 10% less on top of those numbers.

Brian Corales: Okay. And then just switching to the Permian, is there a lot of other, kind of these smaller packages maybe that others — below the radar screen for? Are there other things that you all are looking at in the Permian to try to add to that inventory?

Joe Foran: I’m not sure what you’re asking there, Brian.

Brian Corales: Is there other like packages? I think you added like 3000 or so acres. Is there other packages that you all are looking at, potentially can get — I think most of those may be flying are below the radar of some of the bigger players in the Permian.

Joe Foran: You mean acreage packages?

Brian Corales: Acreage packages, yes.

Joe Foran: We’re going to be opportunistic. That’s one thing that has been a little delay in setting the capital spending for next year, is to try to get a better view on what we wanted to spend on acreage acquisitions. This year, it was about $25 million, and we are seeing an increased number of opportunities all around. So, no, we are — Brian, as you know, we’re always very opportunistic, particularly on land. And we are seeing more, but we have not really committed to anything other than what we have announced.

Brian Corales: Okay. But you all don’t see anything out there right now that gets you excited?

Joe Foran: No. Sometimes it’s things that get you excited, but it’s a matter of price and negotiation. So we are seeing a lot of, I think, very attractive acreage opportunities in a number of locations, but just trying to determine which is the best and being selective has been more of a concern.

Brian Corales: Okay, thank you.

Operator: Stephen Shepherd, Simmons & Co.

Stephen Shepherd: Just real quick, is there any leasehold spend baked into your 2013 capital guidance at this point, or does the “modestly lower” language from your press release pertain specifically to drill bit CapEx?

Joe Foran: Can you clarify that, Steve? I’m not sure I understand.

Stephen Shepherd: I’m just asking — in the press release, you mentioned that capital spending would be modestly lower year-over-year. Are you talking just with regard to drill bit CapEx, or is that a total CapEx number? And if so —

Joe Foran: It’s a total number, Steve. Last year, in 2012, we spent about $25 million. So it was less than 10% of the total budget. I’m not sure what it will be this year, but when I talked about it being modestly lower, I’m talking about just the whole budget itself.

Stephen Shepherd: Okay, that’s great, and one more, if I could. You mentioned earlier that 4Q oil production had surpassed that 5000-barrel mark. Was that something that you all achieved just within the past few days, or was that sometime earlier in the quarter, in October? I just wondered if you could brighten that up a little bit for me.

Joe Foran: Stephen, that’s just recently.

Stephen Shepherd: Okay, perfect, thank you.

Operator: Yiktat Fung, Jefferies & Co.

Yiktat Fung: Just a couple more questions — on the acre spacing, 80-acre spacing test, can you remind me where that is and how much data you have gotten so far in terms of how long those wells have been on, and if you see any interference so far?

Joe Foran: David Lancaster, would you like to try that question?

David Lancaster: Yes, sir, I’d be happy to. There have been a couple of places now where we have, for sure, tried the 80-acre spacing. One is on the Love tract that we have in DeWitt County, and the other one is on our Northcut tract that we have in LaSalle County. And we drilled most of these 80-acre offsets recently, so we don’t have a great deal of information from them yet. I would say the two Northcut wells — we have probably got on the order of a couple of months now, and on the Love wells, probably just a couple weeks. But I would say so far, so good. I don’t think we are seeing any evidence of any interference at this point. I would have been surprised if we had, frankly.

Yiktat Fung: And just one last one — did you recently bring a couple of new wells online, or what is the quarter looking like in terms of when the new wells are coming online?

Joe Foran: We expect to have four, maybe five wells come online during these last six weeks of the quarter, and that would be two on Martin Ranch, one on Northcut and Lewton number two.

Yiktat Fung: Okay, all right, thank you so much.

Operator: Thank you, ladies and gentlemen, this ends the Q&A portion of this morning’s conference call. I would like to turn the call over to management for any closing remarks.

Joe Foran: Thank you, Erin. Just want to remind everybody, for a little more color there will be an investor presentation that will be released today and available on our website and will be 8-K’ed.

Finally, I would like to close by simply saying I’m now the largest shareholder in the Company, and I want to say how pleased and proud I am of Matador and how it is doing and how well the staff has performed this year. We have a great staff, we have some great properties and we believe we have a great outlook for the next year and hope you will join us on Analyst Day, December 6. Thank you all very much for listening in and hope to see you all soon.

Operator: Ladies and gentlemen, thank you for your participation today. This concludes the program.